Exhibit 4.5

DESCRIPTION OF COMMON STOCK
General

We are currently authorized to issue 40,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. On February 11, 2022, there were 23,353,136 shares of our common stock outstanding and no shares of preferred stock outstanding.

Issuance of Common Stock

Shares of common stock may be issued from time to time as our Board of Directors (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The authorized number of shares of common stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Dividends and Rights Upon Liquidation.

After the requirements with respect to preferential dividends on any preferred stock outstanding, if any, are met, the holders of our outstanding common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as the Board may from time to time determine. Our common stock is not convertible or exchangeable into other securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive the assets that are legally available for distribution on a pro rata basis, after payment of all of our debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding.

Voting Rights

The holders of the common stock are entitled to vote at all meetings of the shareholders and are entitled to cast one vote for each share of common stock held by them respectively and standing in their respective names on the books of the Company.

Preemptive Rights

Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Relevant Provisions of the Indiana Business Corporation Law

The Indiana Business Corporation Law (the “IBCL”) limits some transactions between an Indiana company and any person who acquires 10% or more of the company’s common stock (an “interested shareholder”). During the five-year period after the acquisition of 10% or more of a company’s common stock, an interested shareholder cannot enter into a business combination with the company unless, before the interested shareholder acquired the common stock, the board of directors of the company approved the acquisition of common stock or approved the business combination. After the five-year period, an interested shareholder can enter into only the following three types of business combinations with the company: (i) a business combination approved by the board of directors of the company before the interested shareholder acquired the common stock; (ii) a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and (iii) a business combination in which the shareholders receive a price for their common stock at least equal to a formula price based on the highest price per common share paid by the interested shareholder.

In addition, under Indiana law, a person who acquires shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of an Indiana corporation is subject to the “Control Share Acquisitions Statute” of the IBCL and may lose the right to vote the shares which take the acquiror over these respective levels of ownership. Before an acquiror may vote the shares that take the acquiror over these ownership thresholds, the acquiror must obtain the approval of a majority of the shares of each class or series of shares entitled to vote separately on the proposal, excluding shares held by officers of the corporation, by employees of the corporation who are directors of the corporation and by the acquiror. An Indiana corporation subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. We have adopted a provision in our Amended and Restated By-laws which states that the Control Share Acquisitions Statute shall not apply to the issued and outstanding shares of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

Listing

Our common stock is listed on The Nasdaq Stock Market under the symbol “PATK”.